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                                                                 EXHIBIT (e)(10)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of the 1st day of May, 1987, be and between TELEBASE SYSTEMS, INC., a Pennsylvania business corporation located at 763 West Lancaster avenue, Bryn Mawr, Pennsylvania 19010 ("Employer"), and JAMES E. COANE, an individual currently residing at 19 West Concourse, Brightwaters, New York 11718 ("Employee").

                                   BACKGROUND

         Employer is desirous of employing the Employing the employee in an executive, research, administrative and/or technical capacity, upon the terms and conditions hereinafter set forth in this Agreement, and the Employee is desirous of being so employed.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. EMPLOYMENT AND DUTIES. Employer shall employ the Employee and the Employee accepts such employment for the term set forth in Section 3 hereof, on the terms and conditions set forth in this Agreement. The Employee shall serve as President and Chief Executive Officer of Employer, if elected or appointed to such office or position, and shall perform such other duties as shall be assigned to him from time to time during the continuance of his Agreement by the Board of Directors of employer (the "Board"). The Employer agrees to (i) give his best efforts and skills to the business and interests of the Employer, (ii) devote substantially all of his time and attention to the business of the Employer, and (iii) comply, in all material respects, with all reasonable policies and rules of Employer in effect from time to time.

         2.   COMPENSATION PACKAGE.

              a. In consideration of the services to be performed by Employee hereunder, Employee shall receive:

                   (i) From the date hereof until September 30, 1987, a salary at the rate of One Hundred Fifteen Thousand Dollars ($115,000.00) per year, and, commencing as of October 1, 1987, a salary at the rate of One Hundred Twenty Five Thousand Dollars ($125,000.00) per year, payable in equal semi-monthly or bi-weekly installments in accordance with Employee's accounting procedures and practices in effect from time to time;

                   (ii) Pay scale or increases or other compensation in accordance with policies established by the Board, and at the sole and complete discretion of the Board;

                   (iii) Reimbursement for all authorized reasonable and necessary expenses incurred by Employee in connection with the performance of his duties hereunder;

                   (iv) Term life insurance, naming Employee's designee as beneficiary, in the face amount, at all times, equal to twice Employee's then current annual salary rate


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and additional benefits as approved by the Board, which may include medical, dental and disability income insurance, sick leave and holidays;

                   (v) Paid vacation to be taken at such time or times as shall not be disapproved by the Board, and in accordance with Employer's policies and procedures in effect from time to time.

         3. TERM. This Agreement shall continue in effect until three (3) years from the date hereof (the "Expiration Date"), unless terminated sooner by Employer for Cause or Disability, or pursuant to Section 4 hereof. Termination for Cause shall mean termination by Employer of Employee due to Employer's's dishonesty, fraud, embezzlement, defalcation or violation of Employee's covenants contained in Section 6 hereof, or in clause (ii) or (iii) of Section 1 hereof. This Agreement shall terminate automatically upon the death of the Employee. Employer may terminate this Agreement in the event that Employee for a period of ninety (90) continuous days, or ninety (90) days in any year during the term hereof (including any renewal term), becomes physically or mentally unable to carry out his duties hereunder (herein referred to as "Disability"). In the event that Employer terminates this Agreement upon the occurrence of Employee's Disability, Employer shall, for a period of one (1) year from the date of termination, continue to provide Employee with such term life insurance and such medical insurance as are in effect at the time of termination. Unless written notice shall have been delivered by the party desiring to terminate this Agreement, which written notice shall have been delivered not later than one hundred twenty (120) days prior to the Expiration Date (including the Expiration Date with respect to any renewal term), this Agreement shall be considered renewed for regular periods of one (1) year.

         4.   TERMINATION.

              a. Employer may terminate this Agreement at any time prior to the Expiration Date (including the Expiration Date with respect to any renewal term). Upon (i) termination of Employee by Employer prior to the Expiration Date (other than termination for Cause or due to the Disability of Employee), or (ii) termination of this Agreement upon the Expiration Date, unless Employer shall have Cause to terminate Employee (including the Expiration Date with respect to any renewal term), Employer will provide Employee, following the date of termination, with (a) eighteen (18) months' salary, based on Employee's then current annual base salary level, or (b) in the event of the sale of substantially all of the stock of the Employer, or any public offering of Employer's stock resulting in a sale of greater than fifty percent (50%) of Employer's issued and outstanding stock (hereinafter "Change in Control"), salary for the greater of eighteen (18) months or the number of months remaining until the Expiration Date, (any such period of time being hereinafter referred to as the "Benefit Period"), payable in accordance with Employer's payroll accounting practices and procedures, and (c) continuation of all Employer paid benefits, including life insurance (such salary and benefits being hereinafter referred to as "Benefits") until the expiration of the Benefit Period.

              b. Notwithstanding the provisions of paragraph a. above, upon termination of Employee's Employment with Employer, (provided that such termination does not occur after a Change in Control, in which case Employer shall be obligated to provide Employee with full benefits throughout the Benefit Period), and as a condition to Employer's obligation to provide Employee with the Benefits, Employee will utilize his best efforts to obtain employment. If, after three (3) months from the date of Employee's termination, Employee has been or is thereafter offered a reasonable employment position, in light of, among other things, Employee's education, experience, and salary history, then Employer's responsibility thereafter for the provision of Benefits throughout the course of the Benefit

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Period shall be to provide Employee with such Benefits, if any, as are necessary, when added to the salary and benefit terms of such offer of a reasonable employment position, to provide Employee with the same salary level and level of Employer paid benefits as Employee received immediately prior to termination by Employer. Upon termination of Employer's obligations to provide Employee with Benefits, upon Expiration of the Benefit Period or otherwise, Employee shall continue to be subject to the provisions of
Section 5 hereof.

              c. Upon the termination of Employee, and in consideration of Employer's agreement to provide Employee with the Benefits, Employee agrees that during the Benefit Period, Employee shall at all times comply with the provisions of Section 6 hereof.

         5.   CONSULTANCY.

              a. Upon the termination of Employee's employment with Employer for Cause, or due to Disability, or upon the Expiration Date, or if such employment is terminated by Employee, or upon the expiration of the Benefit Period, Employer shall have the option in its sole discretion to retain Employee as a part-time consultant ("Consultant") in the field in which Employee has worked or with which Employee has become familiar as a consequence of or through his employment by Employer ("Consultancy").

              b. In the event that Employer desires to retain Employee as a Consultant, Employee shall hold himself available for a period of two (2) years for not more than twenty-five (25) hours per month, for which Employer shall pay Employee twenty-five percent (25%) of his monthly base pay at the time of termination of Employee's employment with Employer, whether or not Employee is called upon to render actual services in any such month for which he shall be paid.

              c. Employee shall render such advisory and technical consultation assistance as Employer shall request, provided that such assistance shall not exceed the number of hours per month agreed upon herein.

              d. Upon sixty (60) days' written notice prior to the end of the duration of the Consultancy, Employer as its sole option may renew Employee's retention as a Consultant for additional yearly periods (up to a maximum of two additional yearly periods) provided that a subsequent renewal (for a second additional yearly period) shall be made upon at least thirty (30) days' written notice. Each renewal shall be accompanied by either an increase in Employee's renumeration by a sum equal to ten percent (10%) of Employee's Consultancy fee, or a decrease in the number of hours per month for which Employee must hold himself available by fifteen percent (15%), at Employer's sole option.

              e. During the Consultancy period (including renewals), Employee shall at all times comply with the provisions of Section 8 hereof.

         6.   RESTRICTIVE COVENANTS.

              a. Employee agrees that during the term of his employment with Employer (whether pursuant to this Agreement or otherwise), and during any Benefit Period (pursuant to section 4 hereof), and during any period of Consultancy (pursuant to Section 5 hereof);

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                   (i)       he will not solicit for employment or employ for
his own or for another's benefit any employee, officer, director or consultant of Employer; and

                   (ii) he shall not directly or indirectly on his own behalf or as an officer, director, consultant, partner, owner, stockholder or employee of any individual, partnership or corporation or other entity, engage in any activity, in those states within the United States and those countries outside the United States in which Employer or any of its subsidiaries then conducts or during his employment had conducted any business, where such activity is competitive with the activities carried on by Employer and its subsidiaries during his employment by Employer or is, directly or indirectly, concerned with soliciting, serving or catering to any of the customers of Employer or its subsidiaries during his employment by Employer. Employee acknowledges that the nature of Employer's activities is such that competitive activities could be conduced effectively regardless of the geographic distance between Employer's place of business and the place of any competitive business.

              b. In the event that any part of this Section 6 shall be held unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area or period of restriction established in accordance with this Section 6 shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction deems enforceable, said area or periods of duration shall, for the purposes of this Section 6, be reduced to the extent necessary to render them enforceable.

              c. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement thereof by Employer of any covenant set forth in this Section 6.

         7.   INJUNCTIVE RELIEF.

              a. Employee agrees that any violation on his part of any covenant in Seciton 6 hereof will cause such damage to Employer a swill be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, he agrees that Employer shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations of Employee. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies Employer shall have in law and equity for the enforcement of such covenants and provisions.

              b. Employee agrees further that even though his employment with Employer may be terminated, he will at any time, either before or after such termination, cooperate at the expense of the Employer with the Employer and its counsel in the prosecution and/or defense or any litigation which may arise in connection with any customer, supplier, or licensor or licensee of Employer, or in connection with any copyright, trademark, trade secret, or patent rights of the Employer.

         8. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements between the parties and represents the entire understanding of the parties hereto with respect to the employment of Employee and there are no other agreements, warranties or representations except as herein provided. The parties acknowledge that this Agreement shall not affect any prior, subsequent, or contemporaneous agreements between the parties respecting Employer's confidential information. This

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Agreement including this Section 8 may not be altered or amended except in writing executed by both parties hereto.

         9. ASSIGNMENT; BENEFIT. This Agreement is personal and may not be assigned except that it shall inure to the benefit and be binding upon the successors of Employer and personal representatives of Employee.

         10. APPLICABLE LAW. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Employer and Employee agree and do hereby consent to jurisdiction of any court of the Commonwealth of Pennsylvania which has state-wide jurisdiction with respect to any proceeding arising out of or relating to this Agreement or its subject matter, and further agree that the mailing by registered mail of any process to the last known address of either party shall constitute lawful and valid service of process thereof. In the event any such suit is filed in any state or federal court in the Commonwealth of Pennsylvania, Employer and Employee shall not raise and hereby waive the defenses of lack of personal jurisdiction or venue. In the event that such process requires an answer or response thereto, the time in which Employer or Employee must file and serve such answer or response shall be computed from the day of its or his receipt of such process.

         11. NOTICE. Any notice required or permitted to be given hereunder shall be sufficient if in writing and if sent by certified or registered mail to his residence in the case of Employee or to its principal office in the case of Employer.

         12. SEPARABILITY OF PROVISIONS. If any of the provisions of this Agreement or the application of any of such provisions hereof shall for any reason be held invalid by a court of competent jurisdiction, such invalidity shall not affect or impair any other provision hereof, it being the intention of the parties hereto that such other provisions shall be and remain in full force and effort.

         13. WAIVER. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any other or subsequent breach by Employee of such or any provision.

         14. TERMINATION OF PRIOR OBLIGATIONS. Employer and Employee hereby agree that all prior or contemporaneous employment agreements between them shall cease and terminate, and shall be null and void. Employer shall have no further payment or other liability or obligation to Employee pursuant to any such prior or contemporaneous employment agreement, whether oral or written.

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         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year set forth above.


                                  EMPLOYER:

Attest:

/s/ Joyce Rambo                   By: /S/ S.J. Melman
------------------------             ----------------------
                                  Title: Chairman

                                  EMPLOYER:

Witness: /s/ Joyce Rambo          /s/ James E. Coane
------------------------          -------------------------

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                        ADDENDUM TO EMPLOYMENT AGREEMENT

         THIS ADDENDUM TO EMPLOYMENT AGREEMENT is made effective as of the 14th day of May, 1987 by and between TELEBASE SYSTEMS, INC., and JAMES E. COANE.

                                   BACKGROUND

         The parties hereto have entered into an Employment Agreement dated as of May 14, 1987. The parties wish to set forth additional terms and conditions relating to the Employment Agreement, which terms and conditions shall be a part of the Employment Agreement as if contained therein. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and set forth in the Employment Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. ADDITIONAL BENEFITS. Employer will provide Employee with use of an automobile throughout the term hereof. Employer will pay for all automobile insurance, and all operating costs associated with Employee's use of such automobile in fulfilment of Employee's duties under the Employment Agreement. Employer will reimburse Employee for reasonable housing costs until such time as Employee permanently relocates to the geographic area of Employer's location, or one (1) year from the date hereof, whichever occurs first.

         2. STOCK OPTION. Employer hereby grants to Employee the option to purchase four hundred (400) shares (the "Shares") of Employer's stock at a purchase price of One Thousand Dollars ($1,000.00) per share (the "Purchase Price"). Employee shall be entitled to exercise his option as follows: November 14, 1987 - 100; January 2, 1988 - 100; January 2, 1989 - 100; January 2, 1990 -
100 shares. Such other terms and conditions relative to Employee's stock option hereunder shall be substantially similar to those terms and conditions to be set forth in an Incentive Stock Option Plan (the "Plan"), proposed to be adopted and implemented by Employer. A copy of the Plan, as currently proposed, is attached hereto as Exhibit A.

         3. COSTS OF SUIT. The prevailing party in a proceeding for damaged or other relief arising out of an alleged breach of either party of any of the terms or conditions of the Employment Agreement or this Addendum shall, in addition to other relief, be entitled to reasonable attorney fees, costs and expenses of litigation incurred in connection with such proceeding.

EMPLOYEE:                         EMPLOYER:


/s/ James E. Coane                By: /s/ S. J. Melman
-----------------------              ----------------------
                                  Title: CHAIRMAN